SEPARATION AGREEMENT AND RELEASE OF CLAIMS

        This Separation Agreement and Release of Claims (the “Agreement”) is made as of September 1, 2003 by and between Michael Collins (“Employee”) and Winter Sports, Inc. (“the Company”).

RECITALS

        A. Employee was employed as the Chief Executive Officer of the Company until his resignation on September 1, 2003 (the “Resignation Date”).

        B. The Company has offered Employee severance pay and certain other covenants in exchange for a release of all claims under local, state or federal law that Employee may have against the Company or its officers, directors and affiliates as of the date of this Agreement, and Employee wishes to accept the severance pay and other covenants on the terms set forth in this Agreement.

AGREEMENT AND RELEASE

        NOW, THEREFORE, the parties agree as follows:

        1. Acceptance of Resignation. The Company accepts Employee’s resignation as of the date of this Agreement, such resignation to be effective as of September 22, 2003; provided, however, that beginning on Monday, September 1, 2003, the Employee shall be and remain on paid vacation status pursuant to the Company’s standard policies and procedures for accrued and unused vacation time.

        2. Nonadmission of Liability. This Agreement is to be entered into on a non-precedential basis and shall not be construed in any way as an admission by the Company of any liability whatsoever against Employee or any other person, nor shall it be construed in any way as an admission by Employee of any liability whatsoever against the Company or any other person. Each party specifically disclaims any liability to, or any acts of wrongdoing against, the other party or any other persons.

        3. Consideration by the Company.

                a. Salary. The Company will pay Employee two years’ salary (at the Employee’s current base salary rate) as severance pay and in consideration of the other terms of this Agreement. This amount shall be paid (i) $37,333 upon the expiration of the Reveocation Period defined in Section 6; (ii) $112,000 on January 2, 2004; and (iii) $74,667 on January 1, 2005. Each payment hereunder shall be net of all deductions required by law or regulation applicable to Employee or the Company.

                b. Benefits. The Company will pay the premiums for dental/medical coverage for Employee and his dependents for the 18-month COBRA period beginning the first month following the Resignation Date; thereafter, Employee will assume the cost of coverage available to him.

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                c. Company Car - 1996 Isuzu Trooper. Employee will retain possession of and the Company will transfer title to the 1996 Isuzu Trooper to Employee upon the expiration of the Revocation Period.

                d. Stock Purchase. Within 60 days from the effective date of this Agreement, the Company will purchase, at the Employee’s sole option, up to 22,255 shares of Employee’s common stock (constituting 50% of Employee’s outstanding common stock) at $13.00 per share. The closing of such purchase shall be on a date mutually determined by the parties not later than November 1, 2003, and at such closing the Company shall deliver to Employee the purchase price for such sharers, and Employee shall deliver to the Company either (i) a certificate or certificates respecting the shares so purchased, or (ii) a lost stock affidavit respecting such certificates together with a bond of an amount and type reasonably appropriate, in the discretion of the Company, to indemnify and hold harmless the Company from and against any loss occasioned by a failure to deliver such certificates. Contemporaneously herewith, the Company the remaining 22,255 shares of Employee’s common stock in the Company. The terms and conditions of such option shall be established and governed by that certain Option Agreement attached hereto as Exhibit A. Certain terms relating to payment by the Company of the purchase price pursuant to the Option Agreement shall be governed by that certain Promissory Note attached hereto as Exhibit B.

                e. Ski Passes. For a period of six years, beginning in the 2003-2004 ski season, the Company will give Employee four (4) season ski passes.

        3. Mutual Release.

                a. By Employee. In consideration of the promises of the Company as set forth herein, Employee does hereby, and for his heirs, representatives, executors, administrators, successors, and assigns, release, acquit and forever discharge the Company and all persons or entities associated therewith, and all of their owners, stockholders, officers, directors, employees, and attorneys, and each of them (collectively “the Released Parties”), from any and all actions, causes of action, obligations, costs, expenses, damages, losses, claims, liabilities, suits, debts, and demands (including attorneys’ fees and costs actually incurred), of whatever character in law or in equity known or unknown, suspected or unsuspected, from the beginning of time to the date of execution hereof, except as otherwise specifically excluded by the terms of this Agreement.

        This release specifically includes but is not limited to rights and claims under any local, state or federal laws prohibiting discrimination in employment, including claims under any local, state or federal statute for age discrimination (such as the Age Discrimination in Employment Act), the Civil Rights Acts of 1964, as amended, the Americans With Disabilities Act, the Employee Retirement Income Security Act, as well as any other state or federal laws or common law theories relating to discrimination in employment, the termination of employment or personal injury, including all claims for additional compensation, economic and non-economic, back pay or benefits. Employee hereby forever covenants not to pursue against any of the Released Parties any lawsuit or administrative claim arising out of his employment or termination of employment by the Company that is released pursuant to this Agreement.

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        Nothing in this Agreement limits Employee’s right to bring a claim against the Company for breach of this Agreement.

                b. By the Company. In consideration of the promises of Employee as set forth herein, the Company does hereby, on its own behalf and for its successors and assigns, release, acquit and forever discharge Employee from any and all actions, causes of action, obligations, costs, expenses, damages, losses, claims, liabilities, suits, debts, and demands (including attorneys’ fees and costs actually incurred), of whatever character in law or in equity known or unknown, suspected or unsuspected, from the beginning of time to the date of execution hereof, except for (i) claims and liabilities which the Company is legally prohibited from releasing Employee; (ii) for claims arising out of the gross negligence or willful misconduct of Employee; or (iii) any conduct that could be prosecuted as a crime under federal, state or local law.

        4. Covenant Not to Compete. Employee agrees that for a period of two (2) years from the effective date of this Agreement (the “Restricted Period”), (a) he will not consult or work in any capacity for any for any entity whose business materially competes with the business of the Company in Montana, Wyoming, Idaho, Colorado or Utah (the “Restricted Area”); (b) he will not participate in any decision (at the discussion, decision-making or implementation stage) of any entity whose business materially competes with the Company and whose primary location is outside the Restricted Area, if that decision will materially and directly affect the ability of any office of such entity that is located in the Restricted Area to compete with the Company; and (c) he will not own an interest, individually or with others, in any business that materially competes with the Company.

        5. Covenant of Confidentiality. Employee shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Company, furnish, make available or disclose to any third party or use for the benefit of himself or any third party, any Confidential Information of the Company. As used in this Agreement, “Confidential Information” shall mean any information relating to the business or affairs of the Company, including but not limited to information relating to the financial affairs of the Company; information relating to the Company’s operations, strategies and marketing plans; information relating to the Company’s former or current employees; or other proprietary information used by the Company in connection with its business; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Employee or which, in the reasonable discretion of the Company, shall require disclosure under the Securities Exchange Act of 1934 or the Securities Act of 1933, in each case as amended, or under any other federal or state law which requires such disclosure.

        The Company shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of Employee, furnish, make available or disclose to any third party or use for the benefit of the Company or any third party, any Confidential Information relating to the Employee’s tenure with the Company.

        Each party further agrees that it will not disclose the financial or other terms of this release to any third party except for Employee’s immediate family, or the attorneys, accountants, lenders or other persons advising either of them on financial and tax matters, and then only after obtaining the protected party’s agreement to maintain the confidentiality of the information, and neither party shall unreasonably withhold consent to such disclosure. The prevailing party in an action to enforce, interpret or construe this covenant of confidentiality, as well as any appeal therefrom, is entitled to reimbursement of its attorneys’ fees and costs from the non-prevailing party.

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        6. Consideration and Revocation Periods. Although he is free to sign this Agreement before then, Employee acknowledges that he was given twenty-one (21) days after receipt of this document to consider whether to execute this Agreement. Employee has seven (7) days after executing this Agreement to revoke his approval and void the agreement in its entirety (the “Revocation Period”). The Agreement shall not be effective until the Revocation Period has expired.

        7. No Representations/Full and Independent Knowledge. Employee acknowledges that, except as expressly set forth herein, no representations of any kind or character have been made to him by the Company or any of the Company’s agents, representatives or attorneys to induce the execution of this Agreement. Employee acknowledges that the Company advised Employee to retain an attorney, whether he chose to do so or not, to thoroughly discuss all aspects of the Agreement (including potential tax implications), that he has carefully read and fully understands all the provisions of the Agreement, and that he is voluntarily entering into the Agreement.

        Employee acknowledges that certain of the information furnished to it by the Company is confidential and not public, and agrees that all such information will be kept in confidence by him and neither used to its benefit nor disclosed to any third party for any reason except with Issuer’s prior consent.

        Employee acknowledges that he is aware of the business affairs and financial condition of the Company, that he has acquired sufficient information about the Company to make an informed decision to sell the shares and that the officers of the Company have answered any questions Employee has asked about the Company and its prospects.

        8. Ownership of Claims. Employee represents that he has not assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein related in any way to any Released Party. Employee further agrees to indemnify, defend and hold harmless each and all of the Released Parties against any and all claims based on, arising out of or in connection with any such transfer or assignment, or purported transfer or assignment, of any claims or any portion thereof or interest therein.

        9. Return of Company Property. Employee will return all Company property in his possession to the Company upon the expiration of the Revocation Period. Such property includes, but is not limited to, credit cards, keys and cell phone.

        10. Miscellaneous.

                a. This Agreement shall be deemed made and entered into in the State of Montana and shall in all respects be interpreted enforced and governed under the laws of that state. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party.

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                b. Should any provision of this Agreement be declared or determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. The parties specifically authorize any reviewing court to “blue pencil” the covenant not to compete in Section 4 to assure it is enforced to the fullest extent possible should any part of the covenant not to compete be found unreasonable.

                c. This Agreement sets forth the entire agreement between the parties and fully supersedes any and all prior agreements and understandings between the parties pertaining to the subject matter of this Agreement, except to the extent Employee has continuing noncompetition and confidentiality obligations under the Employment Agreement.

[Signature Page Follows]

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PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF CERTAIN KNOWN OR UNKNOWN CLAIMS.

Michael Collins ——————————————— Date: ————————————	Wintersports, Inc. By: —————————————— Name: —————————————— Date: ——————————————

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